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                                                                   EXHIBIT 5.1

Gray Care Ware & Freidenrich
4365 Executive Drive, Suite 1600
San Diego, CA  92121-2189
Phone  619-677-1400
Fax  619-677-1477
www.gcwf.com


April 29, 1998

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Garden Fresh Restaurant Corp. Registration Statement on Form S-1 filed with the SEC on April 29, 1998

Ladies and Gentlemen:

As counsel to Garden Fresh Restaurant Corp. (the "Company"), we are rendering this opinion in connection with a proposed sale of those certain shares of the Company's newly-issued Common Stock and those certain additional shares of the Company's Common Stock held by certain stockholders as set forth in the Registration Statement on Form S-1 to which this opinion is being filed as Exhibit 5.1 (collectively, the "Shares"). We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

We express no opinion with respect to (i) the availability of equitable remedies, including specific performance, or (ii) the effect of bankruptcy, insolvency, reorganization, moratorium or equitable principles relating to or limiting creditors' rights generally.

Based on such examination, we are of the opinion that the Shares identified in the above-referenced Registration Statement will be, upon effectiveness of the Registration Statement and receipt by the Company of payment therefor, validly authorized, legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement, and to the use of our name wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended.

Respectfully submitted,



GRAY CARY WARE & FREIDENRICH LLP